EXHIBIT 99.1

KinderCare Learning Companies

Announces Return of Tom Wyatt as CEO

Veteran CEO and current Board Chairman assumes leadership role

LAKE OSWEGO, Ore. – [December 3, 2025] – KinderCare Learning Companies (NYSE: KLC) (“KinderCare”), a leading provider of high-quality early childhood education, today announced that Tom Wyatt is returning as Chief Executive Officer, effective December 2, 2025. Wyatt spent over a decade as CEO of KinderCare and will remain as Chairman of the Board. He is succeeding former CEO Paul Thompson, who stepped down as a board member, and will remain employed by KinderCare through December 31, 2025 to facilitate a smooth transition.

“We are grateful for Paul’s many contributions throughout his long career here at KinderCare and wish him all the best,” said Jean Desravines, Lead Independent Director on KinderCare’s Board of Directors. “We are excited to welcome Tom back to the CEO role. Tom’s transformative leadership and unique experience with KinderCare make him the right person to lead the Company through this next important phase of growth and expansion of our portfolio of brands. In addition to what we expect Tom to accomplish in the next several years, he’ll also be an asset to the Board when it comes time to search for his successor,” Desravines said.

“It’s has been an honor to serve for 10 years on the executive team at KinderCare, including as CEO,” said Thompson. “I want to share my appreciation for the work our team does every day and express my sincere gratitude to Tom, Jean and the entire Board and executive team. I look forward to seeing the next phase of KinderCare’s journey.”

“KinderCare is an essential part of the lives of hundreds of thousands of families, and I am so proud of the dedication and hard work of our team to create the best experiences for our children, families, and each other,” Wyatt said. “I am optimistic about the future of this great organization and excited to be asked by the Board to return as CEO to help position us for growth and fully realize our role in building confidence in children, families and the future we share.”

Tom Wyatt Biography

Tom Wyatt was Chief Executive Officer of KinderCare from 2012 to June, 2024 and has served as Chairman of the Board since 2021. In his 12 years as CEO, Tom transformed the company, leading the organization to significant occupancy, top line and bottom line growth and the highest standards of excellence in education. His strategic vision focused on the company’s four foundational pillars: Educational Excellence, People & Culture, Health & Safety, and Growth & Operations. His focus on culture was marked by record-high levels of employee and customer engagement, earning the company the Gallup Great Workplace Award every year since 2017. Tom expanded KinderCare’s portfolio to include the 2018 acquisition of Rainbow Childcare and its 150 centers in 16 states and the 2022 acquisition of The Crème de la Crème School, one of the nation’s largest premium child care and early learning providers with 47 schools across 14 states.

Tom’s career spans more than 40 years of leading successful public and privately-held consumer brands. Prior to joining KinderCare, he was with Gap Inc. where he served as President of the Old Navy division from 2008-2012. Other executive roles he’s held include President and CEO for Cutter & Buck, President of Vanity Fair Intimates and Vanity Fair Intimates Coalition and as CEO of Parisian Department Stores, then a division of Saks Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements. These statements include, but are not limited to, statements about the timeframe for Wyatt’s service and the future succession plans for the Chief Executive Officer role, the Company’s growth initiatives, and other statements that are not statements of historical facts. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “vision,” or “should,” or the negative thereof or other variations thereon or comparable terminology. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties relating to the timing or success of any Chief Executive Officer recruitment effort, our ability to address changes in the demand for child care and workplace solutions; our ability to adjust to shifts in workforce demographics, economic conditions, office environments and unemployment rates, and our ability to manage any adverse impact of a prolonged shutdown of the United States government on these factors; our ability to hire and retain qualified teachers, management, employees, and maintain strong employee engagement; our ability to address adverse publicity; changes in federal child care and education spending policies, tax incentives and budget priorities; our ability to successfully identify acquisition targets, acquire businesses and integrate acquired operations into our business; and other risks and uncertainties set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 28, 2024 and in our other filings with the SEC. The Company does not undertake any obligation to update any forward-looking statements made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based, except as otherwise required by law.

About KinderCare Learning Companies™

KinderCare Learning Companies, Inc. (NYSE: KLC) is a leading private provider of early childhood and school-age education and care, KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 41 states and the District of Columbia with differentiated, flexible child care solutions through its portfolio of brands and services:

•	KinderCare® Learning Centers, offering early learning programs for children six weeks to 12 years;

•	The Crème School®, a premium early education experience using a variety of enrichment classrooms;

•	Champions® before and after-school programs in local schools; and

•	Customized child care benefits in partnership with employers, including child care on or near the site where their parents work, as well as tuition benefits and backup care across all our programs.

Headquartered in Lake Oswego, Oregon, KinderCare operates more than 2,700 early learning centers and sites.

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Source: KinderCare